CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated March 28, 2005 for Jefferson National Life Annuity Account C - Group in the Registration Statement on Form N-4 (No. 033-61122 and 811-04819) and the related Prospectus of Jefferson National Life Annuity Account C - Group dated May 1, 2005.

We also consent to the use of our report on Jefferson National Life Insurance Company dated March 28, 2005 included in this Registration Statement. Such report expresses our opinion that Jefferson National Life Insurance Company's statutory-basis financial statements present fairly, in all material respects, the financial position of Jefferson National Life Insurance Company at December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended in conformity with statutory accounting practices prescribed or permitted by the Texas State Insurance Department and not in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
New York, New York
April 22, 2005